Exhibit M


                                   Term Sheet
                                Convertible Notes

Issuer:                 SkyTerra Communications, Inc. ("SkyTerra")

Issue: Senior Convertible Notes (the "Notes") in an aggregate principal amount equal to 1.5% of the amount issued or otherwise received by SkyTerra or any of its Subsidiaries in the transaction contemplated by the Superior Proposal

Maturity:               7 years

Interest:               Interest  will be payable  semi-annually  in cash at a
                        rate of 10% per annum

Conversion Price:       $10.00  per  share,  subject to  customary  public
                        company antidilution adjustments

Ranking:                The  Notes  will   represent   general   senior
                        unsecured obligations  of SkyTerra  and will rank
                        equally in right of payment  with   SkyTerra's
                        existing  and  future   senior unsecured obligations

Change of Control:      In the  event of a Change of  Control  (as  defined  in
                        the Indenture  for 16% Notes except only relating to
                        SkyTerra), SkyTerra will be required,  subject to
                        certain  conditions, to make an offer to  purchase
                        all of the  Notes at 101% of face  value  thereof  plus
                        accrued  and  unpaid   interest thereon to the date of
                        repurchase.

Covenants:              The  Notes  will  be  subject  to  covenants   typical
                        for convertible note financings for public companies.

Events of Default:      The Notes will be subject to similar events of default
                        as the 16% Notes plus any additional defaults typical for financings of this type.

Transfer Rights:        Freely transferable subject to applicable securities
                        laws and customary legends and legend removal mechanics.

Fees and Expenses:      SkyTerra  will pay or reimburse the  reasonable  legal
                        fees and other expenses of the purchasers with respect to the negotiation and execution of the definitive documentation.

Governing Law:          The laws of the State of New York.